Exhibit 99.(d)(1)

AIRNET COMMUNICATIONS CORPORATION

AMENDED AND RESTATED

1999 EQUITY INCENTIVE PLAN

Effective October 21, 2005

1.	Purpose

The purpose of the Amended and Restated AirNet Communications Corporation 1999 Equity Incentive Plan (the “Plan”) is to attract and retain the best available talent and encourage the highest level of performance by directors, employees and other persons who perform services for AirNet Communications Corporation (the “Company”). By affording eligible persons the opportunity to acquire proprietary interests in the Company and by providing them incentives to put forth maximum efforts for the success of the Company’s business, the Plan is intended to serve the best interests of the Company and its stockholders. The Plan shall constitute a First Amendment and Restatement to the 1999 Equity Incentive Plan, Fourth Amendment and Restatement of the Company’s 1994 Stock Option Plan, as amended, and a Third Amendment and Restatement of the Company’s 1996 Independent Director Stock Option Plan.

This amendment and restatement of the Plan is intended to comply with the requirements of Code section 409A. Deferred compensation (as defined under Code section 409A), which vested prior to January 1, 2005 will be grandfathered, as permitted under a good faith interpretation of Internal Revenue Service Notice 2005-1, IRB 2005-2 (“Notice 2005-1”), while deferred compensation vesting on or after January 1, 2005 will comply with the requirements of Code section 409A.

2.	Definitions

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award or other Stock-Based Award.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean:

(i) the acquisition, in a single transaction or series of related transactions, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange act) of 50% or more of either (i) the outstanding shares of common stock of the Company immediately after the consummation of such acquisition (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately after the consummation of such acquisition (the “Outstanding Company Voting Securities”) or;

(ii) the cessation for any reason of individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii) the approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 50% of, respectively, then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) the approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board or such other committee consisting of not less than two Board members designated by the Board to administer the Plan. The Committee shall be comprised solely of two or more outside directors within the meaning of Treas. Reg. §1.162-27(e)(3).

“Common Shares” shall mean shares of the common stock, $.001 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.

“Company” shall mean AirNet Communications Corporation, a Delaware corporation.

“Discounted Option” shall mean any non-qualified stock option that is subject to Code section 409A.

“Effective Date” means October 21, 2005.

“Employee” shall mean an employee of the Company or of any Affiliate, a director of the Company, or any non-employee who provides services to the Company or any Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of the Common Shares shall mean the average of the high and low prices of the Common Shares as reported by the Nasdaq National Market System for the last business day that the Common Shares were traded prior to the date of valuation, or such other recognized exchange or over-the-counter market on which the Common Shares shall then be traded, or the Fair Market Value of any other property or other item being valued as determined by the Committee using reasonable methodologies in compliance with Code section 409A consistently applied in operation.

“Freestanding Right” shall mean a Stock Appreciation Right awarded by the Committee pursuant to Section 7 of the Plan other than in connection with an Option.

“Grandfathered Option” shall mean those Options that vested prior to January 1, 2005.

“Incentive Stock Option” shall mean the right to purchase Common Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Insider” shall mean, at any time, an individual who is an officer, director, or 10% stockholder of the Company within the meaning of Exchange Act Rule 16a-1(f) as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“New Option” shall mean any Option which is not considered deferred compensation under Code section 409A granted on or after the Effective Date.

“Non-Grandfathered Option” shall mean those Non-Qualified Stock Options that vest on or after January 1, 2005 and are subject to Code section 409A.

“Non-Qualified Stock Option” shall mean a right to purchase Common Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any Employee, director or individual independent contractor of the Company or one of its Affiliates selected by the Committee to receive an Award under the Plan.

“Performance Award” shall mean any right granted under Section 9 of the Plan.

“Permissible Distribution Date” shall mean the earlier of termination of employment, 409A change in control, death, disability, unforeseeable emergency or date certain.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this AirNet Communications Corporation Amended and Restated 1999 Equity Incentive Plan.

“QDRO” shall mean a domestic relations order meeting such requirements as the Committee shall determine, in its sole discretion.

“Restricted Period” shall mean the period during which Restricted Stock and Restricted Units may be forfeited to the Company.

“Restricted Stock” shall mean Common Shares granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission.

“Short-Term Deferral Period” shall mean: (i) the date that is 2 1/2 months from the end of the service provider’s first taxable year in which a payment is no longer subject to a substantial risk of forfeiture; or (ii) the date that is 2 1/2 months from the end of the service recipient’s year in which the amount is no longer subject to a substantial risk of forfeiture.

“Stock Appreciation Right” shall mean any Tandem Right or Freestanding Right granted under Section 7 of the Plan.

“Tandem Right” shall mean a Stock Appreciation Right awarded by the Committee in connection with an Option pursuant to Section 7 of the Plan.

“Total Disability” shall mean a determination by the Committee that the Employee is unable to perform the duties required of him or her by the Company as a result of any physical or mental condition.

3.	Scope and Duration

Awards under the Plan may be granted in the form of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Units, Performance Awards or Other Stock-Based Awards. The maximum aggregate number of Common Shares as to which Awards may be granted from time to time under the Plan is 3,074,298 (as adjusted for 10 to 1 reverse stock split) shares, subject to adjustment as provided in Section 14. Subject to adjustment under Section 14, no Participant may be granted Awards during any one fiscal year to purchase more than 600,000 shares of Common Stock. The Common Shares available may be in whole or in part, as the Board shall from time to time determine, authorized but unissued shares or issued shares re-acquired by the Company. Unless otherwise provided by the Committee, Common Shares covered by expired, terminated or forfeited Awards, Awards which are settled for cash or consideration other than the delivery of Common Shares, or Common Shares which are used to exercise any Award or to satisfy the withholding tax liabilities of any Award will be available for subsequent awards under the Plan. No Incentive Stock Option shall be granted more than 10 years after the Effective Date.

4.	Administration

The Plan shall be administered by the Committee. The Committee shall have plenary authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to grant Awards, to determine the terms and conditions applicable to Awards, to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of Common Shares to be covered by each grant; to determine the terms and provisions of the Award Agreements entered into in connection with Awards under the Plan; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations provided for in the Plan, or deemed necessary or advisable for the administration of the Plan. To the extent permissible by law, the Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

5.	Eligibility; Factors to be Considered in Granting Awards

Subject to the discretion of the Committee, Awards may be granted to any Employee of the Company and its Affiliates, a director of the Company, or a non-employee who provides service to the Company or its Affiliates, except that a non-employee shall not be granted an Incentive Stock Option. In determining the Employees to whom Awards shall be granted and the number of Common Shares or units to be covered by each Award, the Committee shall take into account the nature of the Employee’s duties, the present and potential contributions to the success of the Company, and such other factors as it shall deem relevant in connection with accomplishing the purposes of the Plan.

No award of Incentive Stock Options shall result in the aggregate Fair Market Value of Common Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (determined at the time the Incentive Stock Option is granted) exceeding $100,000. Any Incentive Stock Options that become first exercisable in any calendar year and exceed such $100,000 limitation shall be designated as Non-Qualified Stock Options and the Company shall issue separate certificates to the Participant with respect to Options that are Non-Qualified Stock Options and Options that are Incentive Stock Options.

6.	Stock Options

(a) Exercise Price

The purchase price of the Common Shares covered by each Option shall be determined by the Committee, but in the case of an Incentive Stock Option shall not be less than 100% of the Fair Market Value (110% in the case of a stockholder owning more than 10% of the combined voting power of all classes of Company stock) of the Common Shares on the date the Option is granted, or if there are no sales on such date, on the next preceding day on which there were sales.

(b) Terms of Options

The term of each Incentive Stock Option granted under the Plan shall not be more than 10 years (5 years in the case of a stockholder of the Company owning more than 10% of the combined voting power of all classes of Company stock) from the date of grant, as the Committee shall determine, subject to earlier termination as provided in Sections 11 and 12. The term of each Non-Qualified Stock Option, which is a Grandfathered or New Option, granted under the Plan shall be such period of time as the Committee shall determine, subject to earlier termination as provided in Sections 11 and 12. The term of each Non-Grandfathered or

Discounted Options granted under the Plan shall be such period of time as the Committee shall determine in accordance with the provisions of the Plan and Code section 409A.

(c) Exercise of Grandfathered or New Options

(i) Subject to the provisions provided herein, a Grandfathered or New Option granted under the Plan shall become vested as determined by the Committee. The Committee may, in its discretion, determine as a condition of any Grandfathered or New Option, that all or a stated percentage of the Grandfathered or New Option shall become exercisable, in installments or otherwise, only after the completion of a specified service requirement, or the satisfaction or occurrence of other conditions. The Committee may also, in its discretion, accelerate the exercisability of any Grandfathered or New Option at any time and provide in any Award Agreement that the Grandfathered or New Option shall become immediately exercisable as to all Common Shares remaining subject to the Grandfathered or New Option upon a Change in Control.

(ii) Subject to applicable regulatory restrictions, a Grandfathered or New Option may be exercised at any time or from time to time (further subject, in the case of an Incentive Stock Option, to such restrictions as may be imposed by the Code), as to any or all full shares as to which the Grandfathered or New Option has become exercisable. Notwithstanding the foregoing provision, no Grandfathered or New Option may be exercised without the prior consent of the Committee by an Insider until the expiration of six months from the date of the grant of the Grandfathered or New Option.

(iii) Except as provided in Sections 11, 12 and 13, no Grandfathered or New Option may be exercised at any time unless the holder thereof is then an Employee, director or individual independent contractor of the Company or one of its Affiliates.

(d) Non-Grandfathered or Discounted Options.

(i) A Non-Grandfathered or Discounted Option granted under the Plan shall become vested and exercisable (“Permissible Distribution Date”) upon the earliest of any of the following:

(A) Termination of employment for any reason, including resignation.

(B) 409A Change in Control. For purposes of this Section 6(d)(1)(B), a “409A Change in Control” means:

1. the acquisition, in a single transaction or series of related transactions, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange act) of 50% or more of either (i) the outstanding shares of common stock of the Company immediately after the consummation of such acquisition (the

“Outstanding Company Common Stock”) or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately after the consummation of such acquisition (the “Outstanding Company Voting Securities”) or;

2. a majority members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or

3. the approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 50% of, respectively, then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

4. the approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

(C) Death.

(D) Disability. For purposes of this Section 6(d)(i)(D) only, an Employee is disabled if the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(E) Unforeseeable Emergency. For purposes of this Section, the term “Unforeseeable Emergency” means a severe financial hardship to the Employee resulting from an illness or accident of the Employee, the Employee’s spouse, or a dependent (as defined in Code section 152(a)) of the Employee, loss of the Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee.

The amount that is vested and exercisable upon the occurrence of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such emergency plus any amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(F) March 15, 2011 (“Date Certain”).

(ii) Notwithstanding anything to the contrary in the Plan, vested Non-Grandfathered or Discounted Options must be exercised upon vesting but in no event later than the applicable Short Term Deferral Period following the Permissible Distribution Date; provided, however, that vested Non-Grandfathered or Discounted Options that become vested and exercisable on a Date Certain may be exercised and paid out after the Date Certain if it is not administratively feasible to exercise and pay out such amount on the Date Certain, but such options must be exercised no later than 10 days following the Date Certain. If such options are not exercised by the end of the Short-Term Deferral Period or not later than 10 days following the Date Certain, as the case may be, such options shall terminate.

(iii) The Company reserves the right to offer any Employee who had unvested Non-Grandfathered or Discounted Options on January 1, 2005 the election to cancel those options in accordance with Internal Revenue Service Notice 2005-1. The election to cancel such Non-Grandfathered or Discounted Options must be made no later than December 31, 2005 and the effective date of such cancellation shall be January 1, 2005. If an Employee elects not to cancel his Non-Grandfathered or Discounted Options, such Non-Grandfathered or Discounted Options will be subject to the vesting and exercise provisions of this Section 6(d).

(e) Payment

The purchase price of the Common Shares as to which an Option is exercised shall be paid in full at the time of exercise. Payment may be made (i) in cash, which may be paid by check, or other instrument acceptable to the Company, (ii) with the consent of the Committee or the Chief Executive Officer, in Common Shares, valued at the Fair Market Value on the date prior to exercise, or if there were no sales on such date, on the next preceding day on which there were sales, (iii) with the consent of the Committee and subject to such terms and conditions as it may determine, by surrender of outstanding Awards under the Plan, (iv) with the consent of the Committee, the delivery of a promissory note containing such terms as deemed acceptable to the Committee, or (v) any combination of the above. In addition, any amount necessary to satisfy applicable federal, state or local tax requirements shall be paid promptly upon notification of the amount due. The Committee may permit such amount to be paid in Common Shares previously owned by the Employee, or a portion of the Common Shares that otherwise would be distributed to such Employee upon exercise of the Option, or a combination of cash and such Common Shares.

(f) Change in Control for Grandfathered or New Options.

Unless the Board determines otherwise, and except as otherwise provided herein, all Grandfathered or New Options issued at fair market value outstanding under the Plan shall accelerate and become immediately exercisable for a period of fifteen days, or such longer or shorter period as the Board may prescribe, (the “notice period”) immediately prior to the scheduled consummation of a Change in Control, provided, however, that any such acceleration and any exercise of such Grandfathered or New Options during the notice period shall be (i) conditioned upon the consummation of the Change in Control and (ii) effective only immediately before the consummation of such Change in Control.

Upon consummation of any Change in Control, the Plan and all outstanding but unexercised Grandfathered or New Options shall terminate. Notwithstanding the foregoing, and subject to the requirements of section 409A of the Code, to the extent provision is made in writing in connection with such Change in Control for the continuation of the Plan and the assumption of Grandfathered or New Options under the Plan theretofore granted, or for the substitution for such Grandfathered or New Options of new Grandfathered or New Options covering the stock of a successor company, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, then the Plan and Grandfathered or New Options theretofore granted shall continue in the manner and under the terms so provided, and the acceleration and termination provisions set forth in the first two sentences of this Section 6(e) shall be of no effect. The Company shall send written notice of a Change in Control to all individuals who hold Grandfathered or New Options not later than the time at which the Company gives notice thereof to its stockholders.

(g) Change in control for Non-Grandfathered or Discounted Options.

Upon consummation of any Change in Control, the Plan and all outstanding but unexercised Non-Grandfathered or Discounted Options shall terminate. Notwithstanding the foregoing, to the extent provision is made in writing in connection with such Change in Control for the continuation of the Plan and the assumption of Non-Grandfathered or Discounted Options under the Plan theretofore granted, or for the substitution for such Non-Grandfathered or Discounted Options of new Non-Grandfathered or Discounted Options covering the stock of a successor company, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares or units and exercise prices, then the Plan and the Non-Grandfathered or Discounted Options theretofore granted shall continue in the manner and under the terms so provided. The Company shall send written notice of a Change in Control to all individuals who hold Non-Grandfathered or Discounted Options not later than the time at which the Company gives notice thereof to its stockholders.

(h) Impact of Participant Failure to Comply with 409A

In recognition that an Option granted prior to the Effective Date of this Amended and Restated Plan provided contractual rights to optionees, if an optionee refuses to amend or terminate a Non-Grandfathered or Discounted Option pursuant to this Amended and Restated Plan, such Non-Grandfathered or Discounted Option will remain subject to the terms and conditions of this Plan immediately prior to the Effective Date.

7.	Stock Appreciation Rights

(a) Awards

The Committee may award Stock Appreciation Rights to Employees of the Company or any of its Affiliates. Stock Appreciation Rights may be either Tandem Rights or Freestanding Rights. Tandem Rights may be awarded either at the time the Option is granted or at any time prior to the exercise of the Option.

(b) Terms and Conditions of Stock Appreciation Rights

No Stock Appreciation Right will be granted if it provides for the deferral of compensation. All Stock Appreciation Rights granted hereunder providing a right to compensation equal to the appreciation in value of a specified number of shares of stock between the date of grant and the date of exercise will include the following:

(i) The number of shares will be fixed on or before the date of grant of the right;

(ii) The amount paid to a Participant will be the difference between the Fair Market Value of the stock on the date of grant and the Fair Marker Value of the stock on the date of exercise;

(iii) The exercise price may never be less than the Fair Market Value of the underlying stock on the date of grant; and

(iv) The Stock Appreciation Right will not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right.

8.	Restricted Shares or Restricted Units

(a) Awards

Restricted Stock or Restricted Stock Units at Fair Market Value may be awarded by the Committee in its sole discretion. At the time an award of Restricted Shares or Restricted Units is made, the Committee shall (i) establish a Restricted Period applicable to such award, (ii) prescribe conditions for the incremental lapse of restrictions during the Restricted Period, or for the lapse or termination of restrictions upon the satisfaction or occurrence of other conditions in addition to or other than the expiration of the Restricted Period, including a Change in Control, and (iii) determine any other terms and conditions of such award, including voting and dividend or dividend equivalent rights.

(b) Restrictions on Transfer

Upon the grant of Restricted Shares, a stock certificate representing the number of Common Shares equal to the number of Restricted Shares granted to an Employee shall be registered in the Employee’s name but shall be held in custody by the Company for the Employee’s account. The Employee shall not be entitled to delivery of the certificate or to sell, transfer, assign, pledge or otherwise encumber the Restricted Shares until the expiration of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee. Upon the forfeiture of any Restricted Shares, such forfeited Restricted Shares shall be transferred to the Company without further action by the Employee.

(c) Delivery of Shares

Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for in Section 12, a stock certificate for the number of Common Shares with respect to which the restrictions have lapsed, or one Common Share for each Restricted Stock Unit with respect to which the restrictions have lapsed, shall be delivered, free of all such restrictions, except any that may be imposed by law, to the Employee or the Employee’s beneficiary or estate, as the case may be. Fractional Shares will be paid in cash.

(d) Payment

No payment will be required from the Employee upon the issuance or delivery of any Common Shares, except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with the issuance or delivery of a certificate representing such shares. The Committee may permit such amount to be paid in (i) Common Shares previously owned by the Employee, (ii) a portion of the Common Shares that otherwise would be distributed to such Employee upon the lapse of the restrictions applicable to the Restricted Shares or Restricted Units, or (iii) a combination of cash and Common Shares.

9.	Performance Awards

Performance Awards shall be subject to the following:

(i) Performance Awards will be contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months of service. Organizational or individual performance criteria will be established in writing no later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided the outcome is substantially uncertain at the time the criteria is established.

(ii) Performance Awards under this Plan will be approved by the Committee or the Board.

(iii) Performance Awards may be based on subjective performance criteria provided that:

(A) The subjective performance criteria relates to the performance of an Employee, a group of Employees, or a business unit for which the Employee provides services; and

(B) The determination that a subjective performance criteria has been met is not made by the employee or a family member of the Employee (as defined in section 267(c)(4) of the Code), or a person under the supervision of the Employee or the Employee’s family member, or where any amount of the compensation of the person making such determination is controlled in whole or in part by the employee or such family member.

(iv) Performance awards may be subject performance-based vesting conditions.

(v) Performance Awards may be paid in a lump sum following the close of the performance period, but in no event later than the Short Term Deferral Period, or if set forth in the applicable Award Agreement in pre-determined installment payments.

(vi) Equity-based performance awards will provide payments solely on the increase in the Fair Market Value of the stock of the Company after the grant or award date.

10.	Other Stock-Based Awards

The Committee shall have authority to grant to eligible Employees an “Other Stock-Based Award,” which shall consist of any right that is an Award of Common Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including, without limitation, securities convertible into Common Shares), as deemed by the Committee to be consistent with the purposes of the Plan, other than an Award described in Sections 6 through 9 above. Any Stock Based award shall be in compliance with section 409A of the Code as set forth in the applicable Award Agreement and as follows:

(a) Restriction on Grant

No Stock Based Award may be granted for stock other than that of the Company.

(b) Limitation on payment

No Stock Based Award shall provide a right other than to receive cash or stock on the date of exercise. Such stock may be non-vested within the meaning of Treas. Reg. §1.83-3(b) upon exercise and said exercise price may be paid with previously acquired shares.

(c) Right to Dividends

No Stock Based Award shall include a right to include dividends declared and paid on shares underlying the award between the date of grant and date of exercise in the absence of a separate agreement in compliance with the requirements of section 409A of Code.

11.	Termination of Employment

Unless otherwise determined by the Committee, and subject to such restrictions as may be imposed by the Code in the case of any Incentive Stock Options, in the event that the employment of an Employee to whom a Grandfathered or New Option has been granted under the Plan shall be terminated (except as set forth in Section 12), such Grandfathered or New Option may, subject to the provisions of the Plan, be exercised, to the extent that the Employee was entitled to do so at the termination of his employment, at any time within three months after such termination, but in no case later than the date on which the Grandfathered or New Option terminates.

Unless otherwise determined by the Committee, if an Employee to whom Restricted Stock or Restricted Stock Units have been granted ceases to be an Employee prior to the end of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee for any reason other than death or Total Disability, the Employee shall immediately forfeit all Restricted Stock and Restricted Stock Units.

12.	Death or Total Disability of Employee

Unless otherwise determined by the Committee, if an Employee to whom a Grandfathered or New Option has been granted under the Plan shall die or suffer a Total Disability while employed by the Company, such Grandfathered or New Option may be exercised, to the extent it was exercisable at the date of such Employee’s death or Total Disability, at any time within one year after the date of the Employee’s death or Total Disability, but in no case later than the date on which the Grandfathered or New Option otherwise terminates.

If an Employee to whom Restricted Stock or Restricted Stock Units have been granted shall die or suffer a Total Disability prior to the end of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, or in cases of other special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Employee’s Restricted Stock or Restricted Stock Units.

13.	Non-Transferability of Awards

Awards granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by Section 414(p) of the Code except, in the case of Awards other than Incentive Stock Options, to the extent provided in any Award Agreement and permitted under applicable law. Awards shall only be exercisable by the Participant during the Participant’s lifetime.

14.	Adjustment upon Changes in Capitalization, etc.

(a) The existence of outstanding Options or other Awards shall not affect in any way the right or ability of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Shares or the rights hereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or substantially all of the outstanding stock of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) If the Company shall effect a subdivision, consolidation or reclassification of the Common Shares or other capital readjustment or recapitalization, the payment of a stock dividend, or other increase or reduction in the number of the Common Shares outstanding, without receiving compensation therefor in money, services or property, then the number, class, and per share price of Common Shares shall be appropriately adjusted in such a manner as to entitle Employees to receive, for the same aggregate cash consideration, if applicable, the same total number and class of shares as he would have received as a result of the event requiring the adjustment and the number of shares of stock which may be issued under the Plan shall be appropriately adjusted in order to prevent dilution or enlargement of rights.

(c) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares then subject to outstanding options.

15.	Effective Date

The Plan was originally effective as of September 1, 1999 and this amendment and restatement is effective October 21, 2005. The Committee may, in its discretion, grant Awards under the Plan, the grant, exercise or payment of which shall be expressly subject to the conditions that, to the extent required at the time of grant, exercise or payment, (i) if the Company deems it necessary or desirable, a Registration Statement under the Securities Act of 1933, as amended, with respect to such Common Shares shall be effective, and (ii) any requisite approval or consent of any governmental authority of any kind having jurisdiction over Awards granted under the Plan shall be obtained.

16.	Amendment of the Plan

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 14 relating to adjustments upon changes in the Common Shares, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the number of Common Shares reserved for Awards under the Plan;

(ii) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422(b) of the Code); or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422(b) of the Code.

(b) The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation to certain executive officers.

(c) The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 409A of the Code and the regulations promulgated thereunder regarding the treatment of deferred compensation.

(d) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide optionees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee Incentive Stock Options and/or to bring the Plan and/or Options granted under it into compliance therewith.

(e) Rights and obligations under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan, unless: (i) the Company requests the consent of the person to whom the Award was granted; and (ii) such person consents in writing.

17.	Termination or Suspension of the Plan

(a) The Board may suspend or terminate the Plan at any time. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated. No Incentive Stock Options may be granted under the Plan after August 31, 2009.

(b) Rights and obligations under any Awards granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the Person to whom the Award was granted.

18.	Miscellaneous

(a) Written Agreements

Each Award hereunder shall be evidenced by an Award Agreement that shall contain such restrictions, terms and conditions as the Committee may require. The Committee in its sole discretion shall amend any such Award Agreement to comply with the requirements of Code section 409A, including but not limited to the replacement of an Award Agreement with two (2) distinct agreements to distinguish between grandfathered awards with respect to Code section 409A requirements and non-grandfathered awards.

(b) No Right to Employment

Nothing in the Plan or in any Award granted pursuant to the Plan shall confer upon any Employee any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate such employment at any time.

(c) Governing Law

The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

(d) Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Employee or Award, or would disqualify the Plan or any Award under any law or regulations deemed applicable, or the compliance with which is deemed desirable, including any accounting rules or regulations, by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, rules or regulations, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Employee or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(e) Other Laws

The Committee may refuse to issue or transfer any Common Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Common Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by an Employee, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Employee, holder, or beneficiary.

(f) 409A Compliance

This Plan shall be operated at all times in compliance with the Internal Revenue Code. Options and other equity compensation under the Plan that were vested prior to January 1, 2005 are intended to be grandfathered and not subject to the requirements under Code section 409A. The changes to this Plan are not intended to be a material modification subjecting grandfathered amounts to compliance under Code section 409A. Non-Grandfathered or Discounted Options are intended to comply with Code section 409A at all times.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amended and Restated 1999 Equity Incentive Plan as of this          day of                      2005.

AIRNET COMMUNICATIONS CORPORATION

By:
Name:
Title: